Exhibit 99.(h)(17)

AMENDED AND RESTATED

FEE APPORTIONMENT AGREEMENT

THIS AMENDED AND RESTATED FEE APPORTIONMENT AGREEMENT (the “Agreement”) is made as of January 31, 2013 by and among: (1) Tributary Funds, Inc., a registered open-end management investment company organized as a Nebraska corporation having its principal place of business at 1620 Dodge Street, Omaha, NE 68197 (the “Company”), on behalf of the Tributary Small Company Fund, the Tributary Balanced Fund, and the Tributary Growth Opportunities Fund,  (each, a “Fund” and collectively, the “Funds”), (2) Tributary Capital Management, LLC, a Colorado limited liability company (“Tributary”), and (3) First National Bank, a national banking association having its principal place of business at 205 West Oak Street, Fort Collins, CO 80521, on behalf of its division, First National Fund Advisers (“FNFA,” together with Tributary and the Funds, the “Parties”).

RECITALS

A.                                    Charles Schwab & Co., Inc. (“Schwab”) and the Company are parties to an Operating Agreement dated April 17, 2006 (“Operating Agreement”).

B.                                    The Company, Tributary and Schwab are also parties to a Services Agreement dated April 17, 2006 (the “Services Agreement”) under which Schwab provides certain services (“Services”) to each of the Funds in connection with Schwab’s customers’ purchase of shares of the Funds (such shares owned by Schwab customers, the “Shares”) through Schwab’s platform.

C.                                    In exchange for Schwab’s performance of the Services, the Company and Tributary, as provided in the Services Agreement, have agreed to pay Schwab a fee in the amount of 40 basis points (“bps”) per month of the net asset value of the Shares held by Schwab’s customers under the Operating Agreement, subject to a minimum monthly fee (collectively, the “Fee”), and as more particularly provided in Schedule I to the Services Agreement (“Schedule I”).

D.                                    Tributary serves as investment adviser to the Funds, FNFA serves as sub-advisor to Tributary with respect to the Tributary Balanced Fund (the “Balanced Fund”); and Northern Lights Distributors, LLC (the “Distributor”), serves as distributor for the Funds.

E.                                     The Company and Tributary are parties to a Fee Apportionment Agreement dated July 20, 2007 (the “Prior Agreement”), describing the apportionment of the payment of the Fees.

F.                                      The Company, on behalf of the Funds, Tributary and FNFA wish to amend the apportionment of the Fee as provided in the Prior Agreement to reflect a revised arrangement amongst the Funds, Tributary and FNFA going forward, such that FNFA reimburse Tributary for one-half of the Fee attributable to the Balanced Fund.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.                                      Termination of Prior Agreement.  Tributary and the Company hereby agree that upon effectiveness of this Agreement, the Prior Agreement will be terminated.

2.                                      Method of Fee Payment to Schwab.  The Fee owed to Schwab will be paid in two payments.  The first will be direct from the Funds for the 25 bps allowable under the Company’s Administrative Service Plan.  Tributary shall pay Schwab the remainder of the Fee in accordance with the terms of the Services Agreement.

3.                                      Apportionment of Fee Between the Funds and Tributary.  For so long as the Company and Tributary are obligated to pay the Fee under the Services Agreement, the Parties agree that the Funds will pay 25bps of the Fee, apportioned in accordance with each Fund’s respective portion of the Fee and calculated in the manner provided in Schedule I, and Tributary will pay the remainder of the Fee (the “Tributary Portion”).  If the Fee is assessed as a minimum Fee under Schedule I, Tributary will pay 37.5% of such Fee, and the Funds will pay 62.5% of such Fee, provided that the Funds may not in any event pay more than 25 bps of the net asset value of the Shares, as calculated in Schedule I (with all amounts so paid by Tributary included within the Tributary Portion).

4.                                      Apportionment of Tributary Portion.  For so long as Tributary is obligated to pay the Tributary Portion and FNFA is the subadviser for the Balanced Fund, FNFA will reimburse Tributary for one-half of the Fee attributable to the Balanced Fund, not to exceed $1000, or 7.5 bps of the net asset value of the Shares of the Balanced Fund.

5.                                      Reference to Agreements.  The term of this Agreement and the obligations hereunder shall only continue so long as the Company and Tributary are obligated to pay the Fee.  In the event the amount of the Fee is modified or the Services Agreement is otherwise modified, the Parties may mutually agree to correspondingly modify this Agreement.

6.                                      Amendments.  This Agreement may be amended by the written agreement of the parties hereto, including any amendment to the apportionment and reimbursement provisions of Sections 3 and 4; provided, that such amendment shall have no effect on the total Fee owed under the Services Agreement.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Fee Apportionment Agreement to be executed by their officers designated below as of the day and first year above written.

TRIBUTARY FUNDS, INC.

By:	/s/ Stephen R. Frantz
Name:	Stephen R. Frantz
Title:	President

TRIBUTARY CAPITAL MANAGEMENT, LLC

By:	/s/ Stephen R. Frantz
Name:	Stephen R. Frantz
Title:	President

FIRST NATIONAL BANK
FIRST NATIONAL FUND ADVISERS

By:	/s/ Kurt Spieler
Name:	Kurt Spieler
Title:	Chief Investment Officer